Exhibit 99.1

China Armco Metals agrees to Acquire up to a 19.9% stake in Apollo Minerals Ltd., an Australian Iron Ore Exploration Company, for approximately U.S. $3.6 Million

China Armco Metals also secures off-take rights for no less than 15% of iron ore production from Apollo’s Mount Oscar Project estimated to contain over 800 million metric tons of iron ore

SAN MATEO, CA--(June 9, 2010) - China Armco Metals, Inc. (NYSE AMEX: CNAM), a distributor of imported metal ore and metal recycler with a new state of the art scrap metal recycling facility in China, today announced that has agreed to Acquire up to a 19.9% stake in Apollo Minerals, Ltd. (“Apollo”), an Australian iron ore exploration company, for approximately U.S. $3.6 million in cash.

Apollo is an Australian iron ore exploration company listed on the Australian Securities Exchange (ASX:AON). Apollo owns the exploration rights of two mineral tenements at Mount Oscar in the Pilbara region of Western Australia, containing a significant iron ore deposit. The Mount Oscar Project is located about 25 kilometers south of the Cape Lambert Iron Ore Project which delivered resource estimates of 1.5 billion tons of 31.2% iron ore that was sold in July 2008 to China Metallurgical Group Corporation (MCC) for over U.S. $300 million. Apollo's tenements are believed to contain a similar quality of iron ore as found at Cape Lambert. Geophysical models compiled by an independent consultant, Southern Geoscience Consultants, have estimated a total global tonnage of 800 million tons of iron ore between surface and a depth of 250 meters.  Apollo intends to use the cash infusion to advance its exploration activities, to carry out processing option studies and to evaluate opportunities to access local infrastructure and other project opportunities.

Under the terms of the agreement, Apollo will issue 12.5 million of its common shares in exchange for A$1,875,000 to be held in escrow pending Apollo shareholder approval of the issuance of an additional 16.75 million common shares in exchange for A$2,512,500.  This will bring China Armco’s total investment to A$4.3 million or approximately U.S.$3.6 million for a 19.9% stake in Apollo.  China Armco will have the right to name one member to Apollo’s board of directors for as long as it maintains at least a 12% stake in Apollo.

Upon completion of the transaction, Apollo will issue to China Armco, subject to shareholder approval, five year options to purchase an additional 5 million shares of common stock at A$0.25 per share, half of which will vest on the first anniversary of issuance with the balance vesting on the second anniversary of issuance.   The options may only be exercised in order for China Armco to maintain its 19.9% stake should Apollo issue additional common shares in the future. The grant of the right and options is subject to approval from the Australian Securities Exchange.

Additionally, Apollo has agreed to give China Armco the off-take rights to no less than 15% of the iron ore production from its Mount Oscar Project.  Based on Appollo’s estimated 800 million metric tons of iron ore reserves, the Mount Oscar Project could potentially provide China Armco with approximately 1 million metric tons of iron ore per year after refining which has the potential to generate revenue for China Armco in excess of U.S. $135 million annually at today’s market prices.

Commenting on the announcement, Mr. Kexuan Yao, CEO and Chairman of China Armco, stated, "We are excited to enter into this agreement to acquire a stake in Apollo, Australia is well known for its wealth of iron ore resources and we are confident that Apollo’s tenement holdings will provide substantial rewards to us both in return on investment and in future revenue from iron ore distribution through the off-take rights.”

About China Armco Metals, Inc.

China Armco Metals, Inc. is engaged in the sale and distribution of metal ore and non-ferrous metals throughout the PRC and has entered the recycling business with the recent launch of operations of a 1-million ton per year shredder and recycler of metals located on 32 acres of land acquired by China Armco.  China Armco maintains customers throughout China which includes the fastest growing steel producing mills and foundries in the PRC. Raw materials are supplied from global suppliers in India, Hong Kong, Nigeria, Brazil, Turkey, and the Philippines. China Armco's product lines include ferrous and non-ferrous ore, iron ore, chrome ore, nickel ore, magnesium, copper ore, manganese ore and steel billet. The recycling facility is expected to be capable of recycling one million metric tons of scrap metal per year which will position China Armco as one of the 10 largest recyclers of scrap metal in China. China Armco estimates the recycled metal market as 70 million metric tons. For more information about China Armco, please visit http://www.armcometals.com

Safe Harbor Statement

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, China Armco Metals, Inc., is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans," "believes" and "projects") may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our expectations regarding the ability of our suppliers to fulfill their delivery obligations and market prices and revenues related to the sale of iron ore.

We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by us entering into a definitive off-take agreement with Apollo, it’s ability to extract and sell us sufficient quantities of iron ore at competitive prices, demand and fluctuations in the prices of those minerals and ores, our ability to resell any sourced ores at current market prices and on favorable terms, our ability to finance the purchase price of any ores, and the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended December 31, 2009.

Contact:

China Armco Metals, Inc.
Richard Galterio
Investor Relations
954-363-7333
ir@armcometals.com